Exhibit 99.1
For immediate release
January 4, 2024

AtriCure Appoints Shlomi Nachman to the Board of Directors

MASON, Ohio, January 4, 2024—AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced it appointed Shlomi Nachman to its Board of Directors. Mr. Nachman’s long and distinguished career in the medical device industry has placed him at the forefront of new market development and growth, serving most recently as Company Group Chairman within Johnson & Johnson’s Medical Devices business.
Mr. Nachman has over 25 years of experience in the medical device industry and is currently on the board of several private medical device companies, as well as the Arnold and Mable Beckman Foundation, a foundation focused on supporting research in chemistry and life sciences. Previously, he held senior operating roles at Johnson & Johnson, where he was the Company Group Chairman of Cardiovascular and Specialty Solutions and Vision Groups within Johnson & Johnson’s Medical Devices business. He was a member of the Medical Devices Group Operating Committee and led a diverse portfolio of six medical device businesses including Electrophysiology, Neurovascular Intervention, Ear, Nose & Throat, Breast Aesthetics, Optometry and Ophthalmology. Prior to that, Mr. Nachman served in various roles with increased scope and responsibilities, including Worldwide President of Biosense Webster and Cordis.
“I am thrilled to be joining the AtriCure Board during this exciting time of accelerating growth and profitability,” said Mr. Nachman. “I have had a front-row seat in witnessing the incredible growth of the Afib treatment market. That said, there is an abundance of untapped opportunity and AtriCure is at the forefront of treating a segment of the market that includes patients who are significantly underserved. I have done extensive diligence on the company’s business, prospects, and end user markets, and believe them to be significantly underpenetrated. During my time at Biosense Webster, I got to know the unique challenges that clinicians face in treating long-standing persistent Afib, for patients both with and without underlying structural heart disease. The unique combination of world-class products, and a foundation of clinical science to support safety and efficacy, has the company poised to continue its leadership position and execute on a long runway of growth.”
“I am thrilled that Shlomi has joined the Board of Directors,” said Michael Carrel, President and CEO of AtriCure. “He is one of the most well-respected leaders in the medical device space, having led Johnson & Johnson’s medical device business through a period of unprecedented growth. His experience in the Afib market will be invaluable as we continue our mission of healing the lives of those affected by this global epidemic.”
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We assume no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

CONTACTS:

Angie Wirick
Investor Relations
Chief Financial Officer
(513) 755-5334
awirick@atricure.com

Valerie Storch-Willhaus
Media Relations
Vice President, Corporate Marketing & Communications
(612) 605-3311
vstorch-willhaus@atricure.com